Exhibit 8.1

January 21, 2015

CNL Healthcare Properties, Inc.

450 South Orange Avenue

Orlando, FL 32801

Ladies and Gentlemen:

We are acting as special tax counsel to CNL Healthcare Properties, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-11 (File No. 333-196108), as amended by Pre-Effective Amendment No. 2 thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) and relating to the proposed offer and sale by the Company of up to $1,000,000,000 in shares of the Company’s common stock, $.01 par value (“Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with our opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):

(1)	the Registration Statement;

(2)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

(3)	the Company’s 2013 federal income tax return;

(4)	the Company’s Second Articles of Amendment and Restatement (as amended through the date hereof);

(5)	the Third Amended and Restated Bylaws of the Company (as amended through the date hereof);

(6)	the Amended and Restated Limited Partnership Agreement (as amended through the date hereof) of CHP Partners, LP, a Delaware limited partnership (the “Operating Partnership”);

CNL Healthcare Properties, Inc.

January 21, 2015

(7)	a certificate from the Company, dated as of the date hereof, setting forth certain factual representations relating to the organization, operations and proposed operations of the Company, the Operating Partnership and their respective subsidiaries; and

(8)	such other documents, certificates and records provided to us by the Company which we have deemed necessary or appropriate as a basis for the opinions set forth herein.

For the purposes of our opinions, we have not made an independent investigation of the facts set forth in the Reviewed Documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions.

In our review, we have assumed, with the Company’s consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history and existing administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling, all as of the date hereof.

CNL Healthcare Properties, Inc.

January 21, 2015

In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents have been consummated or will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, these opinions are based on the assumption that the Company, the Operating Partnership and their respective subsidiaries will each be operating in the manner described in the organizational documents of each such entity and their subsidiaries, and that all terms and provisions of such agreements and documents will be complied with by all parties thereto.

It should be noted that all statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinions contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a real estate investment trust under the Code (a “REIT”) depends upon the Company’s ability to satisfy the various qualification tests imposed under the Code, including tests based upon actual annual operating results, distribution levels and diversity of share ownership. We do not undertake to monitor whether the Company actually will satisfy such qualification tests. Accordingly, no assurance can be given that the actual results of the operations of the Company for any given taxable year will satisfy such requirements.

Based upon and subject to the foregoing, we are of the opinion that:

(i)	the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 2012 through December 31, 2014;

(ii)	the Company’s current and proposed method of operations, if continued, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2015 and each taxable year thereafter; and

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January 21, 2015

(iii)	the statements contained under the heading “Federal Income Tax Considerations” in the Registration Statement, although general in nature, are correct and accurate in all material respects and fairly summarize the material aspects of the United States federal income tax considerations that are likely to be material to a holder of the Common Stock, subject to the qualifications set forth therein.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which the Company has requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues in the discussion in the Registration Statement under the heading “Federal Income Tax Considerations.” We assume no obligation to advise the Company of any changes in the foregoing subsequent to the date of this opinion letter. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to Arnold & Porter LLP under the headings “Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission.

Sincerely,

/S/ ARNOLD & PORTER LLP

ARNOLD & PORTER LLP